SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 27, 2006

Yadkin Valley Financial Corporation

North Carolina	20-4495993
(State of incorporation)	(I.R.S. Employer Identification No.)

209 North Bridge Street, Elkin, North Carolina	28621-3404
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number: (336) 526-6300

Item 2.02.	Disclosure of Results of Operations and Financial Condition

On October 27, 2006, Yadkin Valley Financial Corporation, Elkin, NC, the holding company for Yadkin Valley Bank and Trust Company, reported earnings of $3,637,101 for the quarter ended September 30, 2006, an increase of 23.9% as compared with earnings of $2,935,176 for the same quarter last year. Basic and diluted earnings per share were $0.34 and $0.27 for the quarters ended September 30, 2006 and 2005, respectively, an increase of 25.9%. Return on equity increased to 12.10% for the quarter ended September 30, 2006 from 10.07% for the quarter ended September 30, 2005, and return on tangible equity increased to 17.66% from 14.98% for the same periods.

Earnings for the nine months ended September 30, 2006 were $9,985,127, a 21.7% increase over the prior year. Year to date diluted earnings per share were $0.93 and $0.76, respectively, for September 30, 2006 and 2005, a 22.4% increase. Year to date basic earnings per share were $0.94 and $0.77 for the same periods. Return on equity increased to 11.25% for the nine-month period ended September 30, 2006 from 9.63% for the nine-month period ended September 30, 2005, and return on tangible equity increased to 16.50% from 14.44% for the same periods.

Total assets grew by $69.8 million (9.1% annualized) for the nine-month period ended September 30, 2006 and by $96.8 million (9.7%) since September 30, 2005. Deposit growth of $51.8 million (8.5% annualized) for the first nine months of 2006 was used to fund $40.4 million growth in net loans held for investment with the remainder being invested in securities and overnight funds. The net interest margin expanded to 4.48% in the first nine months of 2006 from 4.02% in the first nine months of 2005.

Yadkin Valley Financial Corporation is the holding company of Yadkin Valley Bank and Trust Company, which is a full service community bank providing services in twenty-three branches throughout its three regions in North Carolina. The Yadkin Valley Bank region serves Ashe, Surry, Wilkes, and Yadkin Counties. The Piedmont Bank region serves Iredell and Mecklenburg Counties. The High Country Bank region serves Avery and Watauga Counties. The Bank provides mortgage services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network. Visit the Bank’s web site at www.yadkinvalleybank.com.

The common stock of Yadkin Valley Financial Corporation is traded on NASDAQ Global Select Market under symbol YAVY.

Item 9.01(d):	Exhibits

Exhibit 99:	Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Yadkin Valley Financial Corporation

By: \s\Edwin E. Laws
Edwin E. Laws
Chief Financial Officer

Date: October 27, 2006